Exhibit 4.1

EXECUTION COPY

Q2 HOLDINGS, INC. (F/K/A CBG HOLDINGS, INC.)

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

March 1, 2013

TABLE OF CONTENTS

(continued)

		Page

6.9	Counterparts	21
6.10	Telecopy Execution and Delivery	21
6.11	Jurisdiction; Venue	21
6.12	Further Assurances	21
6.13	Termination Upon a Sale of the Company	21
6.14	Conflict	21
6.15	Aggregation of Stock	21

2

Q2 HOLDINGS, INC. (F/K/A CBG HOLDINGS, INC.)

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of March 1, 2013, by and among Q2 Holdings, Inc. (f/k/a CBG Holdings, Inc.), a Delaware corporation (the “Company”), the persons and entities (each, a “Junior Investor” and collectively, the “Junior Investors”) listed on Exhibit A hereto, and the persons and entities (each, a “Senior Investor” and collectively, the “Senior Investors” and together with the Junior Investors, the “Investors”) listed on Exhibit B hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company and certain of the Investors are parties to the Second Amended and Restated Investors’ Rights Agreement dated as of December 29, 2011 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Senior Investors are parties to that certain Series C Preferred Stock Purchase Agreement dated as of even date herewith (the “Purchase Agreement”) pursuant to which the Company has agreed to sell, and such Senior Investors have agreed to purchase, shares of Series C Preferred Stock; and it is a condition to the closing of the sale of the Series C Preferred Stock to the Senior Investors that the Senior Investors and the Company execute and deliver this Agreement;

WHEREAS, in order to induce certain of the Investors to purchase shares of Series C Preferred Stock and invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree to amend and restate the Prior Agreement, as provided in this Agreement;

WHEREAS, pursuant to Section 5.1 of the Prior Agreement, the Prior Agreement may be amended by the written consent of (i) the Company, and (ii) the holders of at least two-thirds of the Registrable Securities (as defined therein); and

WHEREAS, the undersigned represent (i) the holders of at least two-thirds of the Registrable Securities (as defined in the Prior Agreement) currently outstanding and the Company and (ii) such parties desire to amend the Prior Agreement as set forth below on behalf of themselves and all other parties to the Prior Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Definitions.

1.1                               Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)                                 “ASP Director” shall mean the director that is the ASP Designee as defined in Section 2(b)(i) of the Voting Agreement.

(b)                                 “Battery Director” means any director of the Company that Battery Ventures IX, LLC is entitled to appoint pursuant to the Voting Agreement.

(c)                                  “C&B Capital” shall mean C&B Capital II, L.P. and C&B Capital II (PF), L.P. together.

(d)                                 “Closing” shall mean the date of the sale of shares of the Company’s Series C Preferred Stock pursuant to the Purchase Agreement.

(e)                                  “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(f)                                   “Common Stock” means the common stock of the Company.

(g)                                  “Common Stock Purchase Agreement” means the Common Stock Purchase Agreement dated as of the date hereof by and among certain holders of the Company’s Common Stock and certain Senior Investors.

(h)                                 “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Junior Preferred Stock.

(i)                                     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(j)                                    “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(k)                                 “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(l)                                     “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(m)                             “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than two-thirds (2/3) of the outstanding Registrable Securities.

(n)                                 “Junior Preferred Stock” shall mean the Company’s Junior Convertible Preferred Stock, par value $0.0001 per share.

(o)                                 “Major Investor” means (i) any Senior Investor that, individually or together with such Senior Investor’s Affiliates, holds at least 1,500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (ii) C&B Capital, so long as it holds at least 700,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

(p)                                 “New Securities” shall have the meaning set forth in Section 4.1(a) hereof.

(q)                                 “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(r)                                    “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(s)                                   “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(t)                                    “Qualified Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(u)                                 “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) shares of Common Stock purchased by certain Senior Investors pursuant to the Common Stock Purchase Agreement and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(v)                                 The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(w)                               “Registration Expenses” shall mean all expenses incurred in connection with each registration requested under this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(x)                                 “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(y)                                 “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(z)                                  “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(aa)                          “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(bb)                          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(cc)                            “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(dd)                          “Series A Preferred Stock” shall mean the shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share originally issued pursuant to the Series A Stock Purchase Agreement dated July 27, 2007, as amended.

(ee)                            “Series B Preferred Stock” shall mean the shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share originally issued pursuant to the Series B Stock Purchase Agreement dated December 29, 2011.

(ff)                              “Series C Preferred Stock” shall mean the shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share originally issued pursuant to the Purchase Agreement.

(gg)                            “Senior Director” shall mean any of the directors that the holders of Senior Preferred Stock have the right to appoint pursuant to the Voting Agreement.

(hh)                          “Senior Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, collectively.

(ii)                                  “Shares” shall mean the Senior Preferred Stock and Junior Preferred Stock.

(jj)                                “Significant Holders” shall have the meaning set forth in Section 4.1 hereof.

(kk)                          “Voting Agreement” shall mean the Company’ s Second Amended and Restated Voting Agreement dated as of the date hereof, as the same may be amended from time to time.

(ll)                                  “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

SECTION 2

Registration Rights.

2.1                               Requested Registration.

(a)                                 Request for Registration.  Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i)                                     promptly give written notice of the proposed registration to all other Holders;

(ii)                                  as soon as practicable, file and use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed.

(b)                                 Limitations on Requested Registration.  The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)                                     prior to the earlier of (A) July 27, 2013 or (B) one hundred and eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);

(ii)                                  if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price, net of underwriters’ discounts and expenses, of less than $5.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) or the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than twenty million dollars ($20,000,000);

(iii)                               in any particular jurisdiction in which the Company would be required to execute a general consent to the service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(iv)                              after the Company has initiated three (3) such registrations pursuant to this Section 2.1;

(v)                                 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(vi)                              if the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.3 hereof;

(vii)                           if the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or

(viii)                        if the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (b)(vii) above to firmly underwrite the offer.

(c)                                  Deferral.  If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv), above, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than two (2) times in any twelve-month period.  The Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d)                                 Other Shares.  The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e) and 2.13, include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)                                  Underwriting.

(i)                                     The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in a underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein.  Subject to Section 2.1(e)(ii), if the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company; provided that such person shall have agreed to the applicable provisions of this Section 2 (including Section 2.10).  The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of the Initiating Holders.

(ii)                                  Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows:  (A) first, among all Holders who are Senior Investors and who are requesting to include their Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; (B) second, to the Other Selling Stockholders and Holders who are Junior Investors; and (C) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

(iii)                               If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders.  The securities so excluded shall also be withdrawn from registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

(iv)                              A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of the Initiating Holders becoming aware of a material adverse change in the condition, business or prospects of the Company from that known to the Initiating Holders of at the time of their request and provided that the Initiating Holders have withdrawn their request with reasonable promptness following disclosure by the Company of such material adverse change)).

2.2                               Company Registration.

(a)                                 Company Registration.  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will promptly give written notice of the proposed registration to all Holders and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within fifteen (15) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.

(b)                                 Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2.  In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that they have determined in good faith that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting.  The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows:  (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders who are Senior Investors requesting to include their Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Stockholders and Holders who are Junior Investors requesting to include Other Shares or their Registrable Securities in such registration statement based on the pro rata percentage of Other Shares and Registrable Securities held by such Other Selling Stockholders and Holders who are Junior Investors, assuming conversion.  Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty percent (20%) of the total value of securities included in such registration, unless such offering is the (i) Company’s Qualified Initial Public Offering and (ii) such registration does not include shares of any other selling stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person may withdraw or be excluded therefrom by written notice from the Company or the underwriter.  The Registrable Securities or other securities so excluded shall also be withdrawn from such registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)                                  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3                               Registration on Form S-3.

(a)                                 Request for Form S-3 Registration.  After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms.  After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of at least 25% of the then outstanding Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b)                                 Limitations on Form S-3 Registration.  The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)                                     In the circumstances described in either Sections 2.1(b)(i) or 2.1(b)(iv);

(ii)                                  If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than One Million Dollars ($1,000,000)

(iii)                               If, in a given twelve-month period, the Company has effected one (1) such registration in such period; or

(iv)                              After the Company has effected three (3) registrations pursuant to this Section 2.3 and such registrations have declared or ordered effective;

(c)                                  Deferral.  The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)                                 Underwriting.  If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.  A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of the Initiating Holders becoming aware of a material adverse change in the condition, business or prospects of the Company from that known to the Initiating Holders at the time of their request and provided that the Initiating Holders have withdrawn their request with reasonable promptness following disclosure by the Company of such material adverse change)). A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut back provisions, fewer than thirty-five percent (35%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4                               Expenses of Registration.  All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of at least 75% of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their right pursuant to this Article 2.  All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5                               Registration Procedures.  In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense, the Company will use its commercially reasonable efforts to:

(a)                                 (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use its commercially reasonable efforts to cause such registration statement to become effective, and (ii) keep such registration effective for a period ending on the earlier of the date which is ninety (90) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)                                 Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)                                  Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)                                 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)                                  Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)                                   Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)                                  Use its best efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)                                 In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6                               Indemnification.

(a)                              To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, partners, limited partners, members, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on:  (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse, as incurred, each such Holder, each of its officers, directors, partners, members, managers, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, managers, members, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder, officer, director, partner, member, manager, legal counsel, accountant, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary prospectus was corrected in the final prospectus (as so amended or supplemented).

(b)                                 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, members, managers, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on:  (i) any untrue statement (or alleged untrue statement) made by such Holder of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading by such Holder, and will reimburse, as incurred, the Company and such Holders, directors, officers, partners, members, managers, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the gross proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)                                  Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the gross proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity.  No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7                               Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8                               Restrictions on Transfer.

(a)                                 The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8.  Other than with respect to a redemption pursuant to the Third Amended and Restated Certificate of Incorporation of the Company (as such may be amended from time to time, the “Charter”), a Deemed Liquidation Event (as defined in the Charter) and transfers permitted under Section 2.8(b), each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and (y):

(i)                                     There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                  Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at its expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted

Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b)                                 Permitted transfers include (i) any sale, assignment, transfer, pledge or other disposition not involving a change in beneficial ownership; (ii) transactions involving the distribution of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a corporation, (y) any of its partners, managers, members or other equity owners, or retired partners, retired members or managers, or other equity owners, or to the estate of any of its partners, managers, members or other equity owners or retired partners, retired members or managers, or other equity owners, or (z) any “affiliate” (as that term is defined under Regulation D under the Securities Act) including a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Holder; or (iii) transfers in compliance with Rule 144(k), as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)                                  Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d)                                 The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which shall, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Rule 144 under the Securities Act.

2.9                               Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                                 Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10                        Market Stand-Off Agreement.  If requested by the Company and the underwriter of Common Stock (other securities) of the Company, each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred and eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that all officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.  The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period.  Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.11                        Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12                        Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) or any partner, limited partner, member, manager or affiliated venture capital fund, provided that (i) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (ii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.12.

2.13                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding at least 75% of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Holders hereunder.

2.14                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 or Rule 145 and (ii) seven (7) years after the closing of a Qualified Initial Public Offering by the Company.

SECTION 3

Information Covenants of the Company.

The Company hereby covenants and agrees, as follows:

3.1                               Basic Financial Information and Inspection Rights.

(a)                                 Basic Financial Information.  The Company will furnish the following reports to each Major Investor:

(i)                                     As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by the independent public accountants selected by the Company, and as soon as practicable, and in any event in accordance with a timetable to be set by the Board of Directors in its reasonable discretion not to exceed one hundred eighty (180) days after each fiscal year of the Company, consolidated audited financial statements for the fiscal year then ended.

(ii)                                  (A) As soon as practicable after the end of each quarterly accounting period in each fiscal year of the Company, and in any event within forty five (45) days after the end of each quarterly accounting period in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments; provided that; this provision shall not apply to the fourth quarterly accounting period;

(iii)                               As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments; and

(iv)                              At least forty five (45) days prior to the beginning of each fiscal year an operating plan for such fiscal year, as approved by the Company’s Board of Directors.

(b)                                 Inspection Rights.  The Company will afford to each Major Investor, including such Major Investor’s accountants and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records.  Each such Senior Investor and C&B Capital shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations.  The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties.  The Senior Investors and C&B Capital may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements.  The rights granted pursuant to this Section 3.1(b) may not be assigned or otherwise conveyed by the Senior Investors, C&B Capital or by any subsequent transferee of any such rights without the prior written consent of the Company except as authorized in this Section 3.1(b).

(c)                                  Executive Summaries.  At the written request of any Major Investor, the Company will provide monthly executive summaries of the Company’s activities to such requesting party.

3.2                               Confidentiality.  Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company.  The Company shall not be required to comply with any information rights of Section 3.1 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor of the Company provided however, that the Company covenants and agrees that it shall not consider any Major Investor to be a competitor or holder of more than ten percent (10%) of a competitor by virtue of any affiliated funds or funds under common control by an entity or by an affiliate of such entity being financial investment firms or other collectible investment vehicles that invest, consider investments or own interests in companies or other organizations that compete directly or indirectly with the Company.  Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, its attorneys, or any affiliated fund or funds under common control by an entity or by an affiliate of such entity, partner (general or limited) of it or such affiliated funds or funds under common control by an entity or by an affiliate of such entity or member of any Major Investor disclosed in the ordinary course of business of such Major Investor), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority.

3.3                               Insurance.  From and after the Closing (as defined in the Purchase Agreement) the Company shall maintain, with financially sound and nationally reputable insurers directors’ and officers’ liability insurance in an amount and with terms approved by the Company’s Board of Directors.  The Company shall also maintain key man life insurance in the amount of two million dollars ($2,000,000) for R.H. “Hank” Seale, III, and maintain key man life insurance in the amount of three million dollars ($3,000,000) for Matt Flake, and each such policy shall name the Company as loss payee.

3.4                               Board of Director Meetings.  The Company will annually hold at least six Board of Director meetings, unless the Board of Directors in its reasonable discretion, changes the number of meetings required.  In advance of each Board of Director meeting, the Company’s management will prepare an update on the Company, including key metrics to measure the Company performance.

3.5                               Board Observer Rights.  The Company shall invite one (1) representative designated from time to time by C&B Capital (the “Observer”)  to attend in a nonvoting observer capacity all meetings of the Board of Directors of the Company or of the committees thereof and, in this respect, shall give the Observer copies of all notices and other materials that they provide generally to the members of the Board of Directors of the Company (or such committees thereof); provided, however, that the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if a majority of the Board of Directors (or a committee thereof) believes that such exclusion is reasonably necessary in the performance of its duties, to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

3.6                               Annual Budget.  The Company prior to each fiscal year will prepare an annual budget which is subject to the Board of Directors approval.

3.7                               Termination of Covenants.  The covenants set forth in this Section 3 shall terminate and be of no further force and effect upon the earlier to occur of (i) closing of a Qualified Initial Public Offering by the Company or (ii) the date upon which the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

SECTION 4

Right of First Refusal

4.1                               Right of First Refusal to Significant Holders.  The Company hereby grants to (i) R.H. “Hank” Seale, III (or at his election, an affiliate of R.H. “Hank” Seale, III or RHS Investments) (collectively, “Hank Seale”) and (ii) each Major Investor (collectively, the “Significant Holders”), the right of first refusal to purchase its pro rata share of all shares of, or securities convertible into or exchangeable or exercisable for any shares of or any class of its capital stock (the “New Securities”) which the Company may, from time to time, propose to sell or issue after the date of this Agreement.  A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Significant Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly) and held by such Significant Holders.  Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder’s portion on a pro rata basis.  This right of first refusal shall be subject to the following provisions:

(a)                                 In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice (the “ROFR Notice”) of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  Each Significant Holder shall have twenty (20) business days after any such notice is delivered (the “Election Period”) to agree to purchase such Significant Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.  The closing of each sale of New Securities pursuant to this Section 4.1 shall take place at the offices of the Company as soon as practicable.  Each such sale shall be effected by the Company’s delivery to the participating Significant Holders of an original certificate or certificates evidencing the New Securities to be purchased by them against payment in immediately available funds to the Company of the subscription price therefore by the relevant purchaser of the New Securities.

(b)                              In the event the Significant Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within the Election Period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to issue that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(a).  In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(c)                                  The right of first refusal in this Section 4.1 shall not be applicable to (i) the sale of shares of Series C Preferred Stock pursuant to the Purchase Agreement; (ii) the issuance of shares of Common Stock upon the conversion of Preferred Stock in accordance with the Company’s Certificate of Incorporation, as amended and then in effect; (iii) the issuance of securities to vendors or customers or to other persons in similar commercial situations with the Company if such issuance is for other than primarily equity financing purposes and that has been approved by the Board of Directors, including two Senior Directors; (iv) the issuance or sale of securities in a public offering of the Company’s securities; (v) the issuance of securities in connection with any stock split, stock dividend, recapitalization or similar transaction of the Company or its subsidiaries; (vi) the issuance of securities in connection with corporate partnering transactions and that has been approved by the Board of Directors, including two Senior Directors; (vii) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants pursuant to a stock option or purchase plan that has been approved by the Board of Directors, including two of the Senior Directors; (viii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; (ix) the issuance of securities in connection with a bona fide business acquisition of or by the Company or its subsidiaries, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise and that has been approved by the Board of Directors, including two Senior Directors; (x) the issuance of stock, warrants or other securities or rights to banks, equipment lessors, guarantors or equipment vendors pursuant to lease or financing arrangements provided such issuances are for other than primarily equity financing purposes and that has been approved by the Board of Directors, including two Senior Directors; or (xi) the issuance of any right, option or warrant to acquire any security convertible into the securities excluded from the right of first refusal in Section 4.1 pursuant to subsection (i) through (x) above; provided, however, that any issuance of securities pursuant to subsections (iii), (vi), (ix) and (x) above to (A) any affiliate of RHS Investments or any affiliate or family member of R.H. “Hank” Seale, III or any employee, director or consultant of the Company or any of its subsidiaries or (B) in excess of 10% of Company’s outstanding capital stock, in the aggregate with all such issuances, as of the date hereof, in each case shall not be excluded from the right of first refusal in this Section 4.1.

(d)                                 Notwithstanding anything in this Agreement to the contrary, each of Adams Street Partners, LLC and Battery Ventures IX, L.P. and each of the funds affiliated therewith or managed thereby may assign all or part of its rights pursuant to this Section 4 to any fund or funds affiliated therewith.

4.2                               Termination of Right of First Refusal.  The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to the first to occur of (i) the Company’s Qualified Initial Public Offering, or (ii) a sale of the Company (as defined in Section 6.13).

4.3                               Employee Stock.  Unless otherwise approved by the Board of Directors, including two of the Senior Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting on terms approved by the Board of Directors, including the Battery Director, and (ii) a market stand-off provision substantially similar to that in Section 2.10 hereof.  In addition, unless otherwise approved by the Board of Directors, including the Battery Director, and without limiting any other rights of the Senior Investors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

SECTION 5

Investor Director Approval.

5.1                               Matters Requiring Approval of Battery Director.  So long as Battery Ventures IX, LLC, or any fund affiliated therewith or managed thereby is entitled to elect a Battery Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of the Battery Director:

(a)                                 create, authorize or issue, or authorize or effect any reclassification of, or obligate itself to issue, any equity security, including any other security convertible into or exercisable for any equity security, which security is on parity with, or to have a preference over, the Series C Preferred Stock;

(b)                                 incur or permit any subsidiary to incur indebtedness in excess of $500,000 in the aggregate; and

(c)                                  increase or decrease the authorized number of directors constituting the Company’s Board of Directors.

SECTION 6

Miscellaneous.

6.1                            Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least 75% of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144).  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder.  EACH HOLDER ACKNOWLEDGES THAT BY THE OPERATION OF THIS PARAGRAPH, THE HOLDERS OF AT LEAST 75% OF THE REGISTRABLE SECURITIES (EXCLUDING ANY OF SUCH SHARES THAT HAVE BEEN SOLD TO THE PUBLIC OR PURSUANT TO RULE 144) WILL HAVE THE RIGHT AND POWER TO DIMINISH OR ELIMINATE ALL RIGHTS OF SUCH HOLDER UNDER THIS AGREEMENT.

6.2                               Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)                                 if to a Senior Investor, at the Senior Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof with a copy to (i) McDermott Will & Emery, LLP, 227 West Monroe Street, Chicago, Illinois 60606, Attn:  Ryan D. Harris and (ii) Nixon Peabody, LLP, 100 Summer Street, Boston, MA 02110, Attn: Christopher P. Keefe.

(b)                                 if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c)                                  if to the Company, one copy should be sent to 9430 Research Blvd., Building IV, Suite 120, Austin, Texas 78759, Attn: Chief Financial Officer, or to such other address as the Company shall have furnished to the Investors, with a copy to John J. Gilluly III, P.C., DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each party hereto agrees that such notice may be given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

6.3                               Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

6.4                               Successors and Assigns.  Except in compliance with Sections 2.8, 2.12 and 4.1 this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party (a “Transferee”) without the prior written consent of the Company and Investors holding 75% of the Registrable Securities held by the Investors per an executed Adoption Agreement substantially in the form of Exhibit C attached hereto.  Upon the execution and delivery of an Adoption Agreement by a Transferee reasonably acceptable to the Company, such Transferee shall be deemed to be a party hereto as if such Transferee’s signature appeared on the signature pages hereto.  Any attempt by a party without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.5                               Entire Agreement.  This Agreement and the exhibits hereto, and the Charter, the Purchase Agreements, and the other Transaction Agreements (as each defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party hereto in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or in the Charter, the Purchase Agreements or the other Transaction Agreements.

6.6                               Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.7                               Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

6.8                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.9                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.10                        Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

6.11                        Jurisdiction; Venue.  Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in any federal court or state court located in the State of Delaware, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

6.12                        Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13                        Termination Upon a Sale of the Company.  Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon either (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that would result in the transfer of fifty-one percent (51%) or more of the outstanding voting power of the Company other than a sale of equity securities (other than in connection with a public offering of the Company) to bona fide primarily financial investors with a primary purpose of raising capital or in which all the stockholders of the Company immediately prior to such transaction would own, as a result of such transaction, less than a majority of the voting securities, in the same relative proportions, of the successor or surviving corporation immediately thereafter or (ii) a sale of all or substantially all of the assets of the Company (such events described in subsections (i) and (ii) are referred to herein as a “Sale of the Company”.

6.14                        Conflict.  In the event of any conflict between the terms of this Agreement and the Company’s Certificate of Incorporation or its Bylaws, the terms of the Company’s Certificate of Incorporation or its Bylaws, as the case may be, will control.

6.15                        Aggregation of Stock.  All shares of Registrable Securities held or acquired by any Investor and its affiliated entities shall be aggregated together for purposes of determining the availability of any rights under this Agreement.  For purposes of the foregoing, the shares held by any Investor that is (a) a partnership or corporation, shall be deemed to include shares held by affiliated partnerships or the partners, retired partners, and stockholders of such holder or affiliated partnership, or members of the Immediate Family (as defined below) of any such partners, retired partners, and stockholders, and any custodian or trustee for the benefit of any of the foregoing persons; or (b) an individual, shall be deemed to include shares held by any members of the stockholder’s Immediate Family.  For purposes of this Agreement, “Immediate Family” shall include any spouse, father, mother, brother, sister, lineal descendant of spouse, or lineal descendant) or to any custodian or trustee for the benefit of any of the foregoing persons.

Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

COMPANY:

Q2 HOLDINGS, INC.

By:	/s/ Mark Johnson
Mark Johnson
Chief Financial Officer

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 DIRECT MANAGEMENT, LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

By:	/s/ Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 DIRECT MANAGEMENT, LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

By:	/s/ Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 DIRECT MANAGEMENT, LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

By:	/s/ Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

ADAMS STREET 2009 DIRECT FUND, L.P.

By:		ASP 2009 DIRECT MANAGEMENT, LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

By:		/s/ Jeffrey T. Diehl
Name:		Jeffrey T. Diehl
Title:		Partner

ADAMS STREET 2010 DIRECT FUND, L.P.

By:		ASP 2010 DIRECT MANAGEMENT, LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

By:		/s/ Jeffrey T. Diehl
Name:		Jeffrey T. Diehl
Title:		Partner

ADAMS STREET 2011 DIRECT FUND LP

By:		ASP 2011 DIRECT MANAGEMENT LP
Its general partner

By:		ASP 2011 DIRECT MANAGEMENT LLC
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

By:		/s/ Jeffrey T. Diehl
Name:		Jeffrey T. Diehl
Title:		Partner

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

BATTERY VENTURES IX, L.P.

By:	BATTERY PARTNERS IX, LLC
General Partner

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Member Manager

BATTERY INVESTMENT PARTNERS IX, LLC

By:	BATTERY PARTNERS IX, LLC
Managing Member

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Member Manager

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

C&B CAPITAL II, L.P.

By:	/s/ Steve B. Tye
Name:	Steve B. Tye
Title:	Member

C&B CAPITAL II (PF), L.P.

By:	/s/ Steve B. Tye
Name:	Steve B. Tye
Title:	Member

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

/s/ David H. Johnston
David H. Johnston

JOHNSTON 2007 EXEMPT TRUST

By:	/s/ David H. Johnston
Name:	David H. Johnston
Title:	Trustee

MOJO GIRLS 2007 EXEMPT TRUST

By:	/s/ David H. Johnston
Name:	David H. Johnston
Title:	Trustee

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

TEXAS INDEPENDENT BANCSHARES, INC.

By:	/s/ Charles T. Doyle
Name:	Charles T. Doyle
Title:	Chairman of the Board

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

INVESTORS:

/s/ David Nelson
David Nelson

/s/ Matt Flake
Matt Flake

/s/ Jim Offerdahl
Jim Offerdahl

/s/ Mark Maples
Mark Maples, Sr.

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Solely for purposes of Section 4

/s/ R.H. Seale
R.H. “Hank” Seale, III

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER:

RHS Investments-I, L.P., by and through Seale, Inc. ,
a Texas corporation, its general partner

By:	/s/ R.H. Seale
Name:	R.H. “Hank” Seale, III
Title:	President

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

If the Investor is an INDIVIDUAL, and if purchased as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY:

Print Name	Social Security Number

Signature	Date

Phone:	Address:

Email:	Fax:

OR:

If the Investor is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY or TRUST:

Name of Entity	Employer Identification Number

Date	State of Organization

Signed By:
Name:
Title:

Phone:	Address:

Email:	Fax:

Q2 HOLDINGS, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT